UNITED STATES

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CV SCIENCES, INC.
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June 26, 2018

Dear CV Sciences Shareholders,

This is truly a remarkable period for CV Sciences. Following a successful 2017 marked by significant achievement across all performance metrics, we continued to demonstrate growth on an accelerated scale during the first quarter of 2018, when we reported record revenue, gross profit, cash flow, adjusted EBITDA, and net income, and achieved our first profitable quarter. Our consistent and focused strategy has allowed us to drive our sales growth rapidly and organically. Today our PlusCBD Oil™ hemp-based CBD products are the #1-selling brand in this dynamic new product category in the natural products industry. A leading retail sales data company SPINS, reports that we are ranked #2 in the independent natural products retailer channel when combining all product category sales in food supplements.

We have a highly unique operating model that differentiates us from other CBD companies given our two distinct businesses: our consumer product operating division and our drug development division. Our proprietary patent-pending drug candidate (CVSI-007) combines synthetic CBD and nicotine and has the potential to effectively treat smokeless tobacco addiction. This treatment market has been estimated at greater than $2 billion and provides another important growth channel for our Company.

In addition to these accomplishments, our team achieved several notable advancements that further strengthened our Company and created additional value for our shareholders over the last year, including:

▪	Enhanced our market leadership and education in the hemp-based CBD market. Through panel discussions, sponsorships of programs and attending conferences, we continue to broaden exposure and build brand recognition in the natural products channel.

▪	Strengthened our financial position by deleveraging our balance sheet. During the first quarter of 2018, we reduced our debt balance by $300,000, two months ahead of schedule, and we fully repaid in cash all remaining outstanding convertible debt to avoid shareholder dilution. Our remaining debt balance of $850,000 is due in May 2019. This debt is not convertible. We expect to repay this debt from our cash flow over the next several quarters.

▪	Efficient cash utilization. In Q1 2018, we generated positive cash flow from our operations of $1,654,000 and have the cash necessary to fund our two business segments and meet all other obligations over the next year solely from our forecast revenues and cash flow, demonstrating our long-term commitment to optimizing our capital structure.

Expanding Our Footprint in the $736 Million CBD Product Market Opportunity

We have pioneered and developed a new product category of hemp-based nutritional products that have gained worldwide recognition. Sales for the first quarter of 2018 were $8.1 million, an increase of 114% compared to the first quarter of 2017 and a sequential quarterly growth of 11.5% when compared to the fourth quarter of 2017. Our GAAP net income for the first quarter of 2018 totaled $619,000, compared to a GAAP net loss of $3.8 million for the first quarter of 2017. This profitable quarter represents a $4.6 million improvement compared to the first quarter of 2017. Our gross profit for the first quarter of 2018 was $5.6 million, an increase of 129% compared to the first quarter of 2017. This represents a gross profit margin of nearly 69% for the first quarter of 2018, demonstrating our ability to expand sales while maintaining strong margins.

We achieved growth organically in all sales channels: wholesale, direct-to-consumer and natural product retail channels, due to consistent quarter-over-quarter increase in awareness and demand for our products. Our distribution footprint continues to expand. We increased our retail channel distribution to 1,771 stores as of March 31, 2018, an increase of 14% compared to Q4 2017.

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In 2017, hemp-based CBD product sales in the United States were just shy of $200 million, a number that is up from under $100 million in 2015. According to the Hemp Business Journal, the hemp-based CBD market in the United States is projected to reach $2.5 billion by 2022.

We believe the overall CBD market will increase as Wall Street and investors begin to understand and acknowledge the market opportunities. Cowen and Company states that there were roughly $6 billion in legal cannabis sales during 2016 and estimates this market will top $50 billion in legal sales by 2026. This exponential growth of the CBD industry is already attracting the attention of big banks and investors. We believe this is an extremely opportune time for our Company and we intend to maintain our industry leadership position by increasing our operating scale to meet market demand in the coming years.

Our Drug Development Program Continues to Show Promise: Smokeless Tobacco - The New American Epidemic

CVSI-007 is our solution to a lingering epidemic in smokeless tobacco use. We are developing a drug which combines cannabidiol and nicotine to create the world’s first and only FDA-approved treatment for smokeless tobacco addiction. Currently, there are two approved treatments for smoking cessation, yet both of those products have included black box warnings until recently. We are progressing with required preclinical studies and plan to submit an Investigational New Drug application (IND) and begin clinical trials in 2019.

Currently available over-the-counter nicotine replacement therapies are ineffective, producing 93% relapse rates within the first six months according to certain studies. Smokeless tobacco products are currently a $5.3 billion market in the United States, with approximately 10 million Americans using these products. While cigarette use might be declining in our population, smokeless tobacco use trends are increasing dramatically. There is currently an estimated $2 billion-dollar treatment market for smokeless tobacco addiction, and that number is expected to exceed $4 billion by 2022.

Rather than simply replacing nicotine with a nicotine-only replacement therapy, CVSI-007 aims to treat the actual sources of addiction. By combining nicotine and cannabidiol, we are developing a patent- pending proprietary technology to treat the emotional, physical and mental addictions to nicotine. Through continued efforts with the FDA to develop a product for the unmet medical needs of smokeless tobacco addiction, CV Sciences will tackle a multibillion-dollar industry that is causing an epidemic nationally and worldwide.

Annual Meeting

We are also pleased to announce that we will be hosting our annual meeting of the stockholders at our CV Sciences, Inc. headquarters. This meeting will be held on August 4, 2018, at 10 a.m. Pacific Time, at 10070 Barnes Canyon Road, Suite 100, San Diego, California 92121.

The items of business scheduled to be voted on at this meeting are as follows:

1.             Election of four directors to serve until the Company’s 2019 Annual Meeting of Stockholders;

2.             Ratification of Tanner LLC (“Tanner”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.             Amendment of the Company’s Amended and Restated 2013 Equity Incentive Plan, to increase the number of shares issuable under the plan; and

4.             An amendment to the Company’s Certificate of Incorporation, to effect, at the discretion of the Company’s Board of Directors, a reverse stock split of all outstanding shares of the Company’s common stock, at a ratio of not less than 1-for-2 and not greater than 1-for-10. Such ratio will be determined by the Company’s Board of Directors at any time before August 30, 2019, without further approval or authorization of our stockholders.

This final item of business, the reverse stock split, has as its sole purpose clearing a pathway for the Company to “uplist” to a major national securities exchange. The key national exchanges require that a listed Company’s stock price trade at certain levels for acceptance. If this item is approved by our stockholders at the annual meeting, the Company will effectuate the reverse split only in connection with an application to uplist to a major exchange, and only if necessary. Same as last year, if the Board of Directors feels the Company is not yet ripe for an uplist, any reverse split will be delayed until the time the Company is ready.

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Looking Ahead

Through our dedication and commitment to provide one of the most trusted brands for hemp-based CBD products, we have achieved strong momentum in brand recognition and sales. Our strategic priorities for the remainder of 2018 include: (1) strengthening our distribution channel reach, (2) growing our brand relevance and recognition, (3) expanding the market in the fastest-growing product category in the natural product retail channel of hemp-based CBD nutritional and beauty products, (4) continuing to make steady progress on our developmental drug CVSI-007 as demand for tobacco and smokeless tobacco cessation continues to expand, and (5) uplisting our stock to a major national exchange.

As we look ahead to the future, we are very optimistic that 2018 will be another successful year for CV Sciences. With removal of our convertible debt in 2018 and large milestones coming in 20I9 around our IND submission and clinical trials, our actions at CV Sciences will continue to increase the value we provide to you.

We will continue to focus on initiatives that drive our sales and distribution channels and improve operational efficiency. Our management team will remain focused on ensuring our growth translates to increased cash flow and profitability.

Our accomplishments reflect the hard work of our dedicated employees and demonstrate their outstanding work throughout our Company. Their commitment, dedication and belief in the CBD space are what enable us to grow, create profitability and enhance value for our shareholders. Thank you for your support and for allowing us to be stewards of your capital.

Chief Executive Officer & Chief Financial Officer

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